Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI
910 LOUISIANA	AUSTIN
HOUSTON, TEXAS 77002-4995	BEIJING DALLAS
DUBAI
TEL +1 713.229.1234	HONG KONG
FAX +1 713.229.1522	HOUSTON
www.bakerbotts.com	LONDON
MOSCOW
NEW YORK
PALO ALTO
RIYADH
WASHINGTON
December 10, 2010
Linn Energy, LLC
600 Travis Street
Suite 5100
Houston, Texas 77002
Ladies and Gentlemen:
          We have acted as counsel to Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), in connection with the proposed offering and sale by Linn Energy of 11,500,000 units (including 1,500,000 units that may be issued upon the exercise of Underwriters’ option to purchase additional units) representing limited liability company interests in Linn Energy (the “Units”) pursuant to that certain Underwriting Agreement dated December 9, 2010 (the “Underwriting Agreement”) by and among Linn Energy, on the one hand, and RBC Capital Markets, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and Raymond James & Associates, Inc., as representatives of the several underwriters named therein (the “Underwriters”), on the other hand.
          In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Linn Energy, LLC dated September 3, 2010; (ii) the registration statement on Form S-3 (Registration No. 333-162357) (the “Registration Statement”) filed by Linn Energy with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (iii) the prospectus included in the Registration Statement dated October 6, 2009 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated December 9, 2010 (and together with the Base Prospectus, the “Prospectus”); (v) the Underwriting Agreement; (vi) the Delaware Limited Liability Company Act (the “LLC Act”); and (vii) copies of resolutions of Linn Energy’s board of directors and committees thereof authorizing the filing of the Registration Statement and entering into and performing its obligations under the Underwriting Agreement. In addition, we have examined such other documents and certificates and reviewed such questions of law as we have considered appropriate.
          In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in

Linn Energy, LLC	December 10, 2010
the items we examined. We have also assumed that all Units will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement and that certificates for the Units will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for Linn Energy.
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Units, when issued and delivered on behalf of Linn Energy against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued in accordance with the LLC Agreement, fully paid (to the extent required by the LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 or 18-804 of the LLC Act and except to the extent otherwise provided by the LLC Agreement).
          The foregoing opinion is limited in all respects to the LLC Act, as published in effect on the date hereof, and the applicable federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to Linn Energy’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
          The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Sincerely,
/s/ Baker Botts L.L.P.